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                                                                   Exhibit 10.32

                        Amendment to Employment Agreement

This Amendment is entered into as of March 17, 2003 by and between ICT Group, Inc, a Pennsylvania corporation (hereinafter called "Company") and Timothy F. Kowalski, an individual (hereinafter called "Employee").

Whereas, Company and Employee have entered into that certain employment agreement dated July 7, 1997, as amended on May 14, 2001 (hereinafter the "Employment Agreement"); and

Whereas, in consideration of the continued employment of Employee, and deeming it to be in Company's best interest, Company and Employee now wish to amend a certain provision of the Employment Agreement.

Now, therefore in consideration of the covenants and promise contained herein, and intending to be legally bound hereby, Company and Employee hereby agree as follows:

     1. Section 6 (a), Post-Termination Payments: Section 6 (a) of the Employment Agreement, as amended previously, is hereby amended by deleting Section 6 (a) in its entirety and replacing it with a new
          Section 6 (a) to read as follows: "(a) If Employee is terminated by Company pursuant to Paragraph 10 hereof, Company shall pay to Employee a monthly severance payment in an amount equal to Employee's monthly salary at the time of termination for either (i) twelve (12) months if Employee has less than ten (10) years of uninterrupted service with Company as of the effective date of employment termination or (ii) eighteen (18) months if Employee has ten (10) years or more of uninterrupted service with Company as of the effective date of employment termination, provided that Employee executes at the time of Employee's termination of employment a General Release satisfactory to Company of any and all claims which Employee may have arising out of or relating to Employee's employment with and/or termination of employment with Company. In addition, if Employee is terminated for any reason other than for Cause under Paragraph 9 or for an Inability under Paragraph 7 which is other than a disability, and on the effective date of such termination Employee is covered under Company's group health plan, Company shall maintain Employee in its group health plan on the same basis as if Employee had remained employed by Company during the Severance Period, for the duration of the Severance Period or until Employee becomes employed under another group health insurance plan, whichever occurs first."
     2. Section 13, Restrictive Covenants, Trade Secrets, Etc. Section 13 of the Employment Agreement is hereby amended by inserting, immediately after the phrase "For a period of one (1) year" in the first sentence thereof, the following language: "(or for a period of 18 months if the Employee is entitled to 18 months of severance payments pursuant to
          Section 6 (a) of this Agreement)."

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     3.   Effective Date: The change to the Employment Agreement set forth in this Amendment shall become effective as of the date hereof.
     4. No Other Changes: Except as set forth herein, the Employment Agreement shall remain unchanged and in full force and effect.

In Witness Whereof, the parties hereto have executed this Amendment as of the date and year first above written.

ICT Group, Inc.                             EMPLOYEE

By: ___________________________             Signature:_________________
Name:__________________________             Name:______________________
Title: Chief Executive Officer